Exhibit 3.13

MONITRONICS SECURITY LP
(A Delaware Limited Partnership)

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

Dated as of March 23, 2012

THE INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE 1 Organization and Activities of Partnership		2
1.1	Formation of Limited Partnership	2
1.2	Name	2
1.3	Character of Business; Purposes	2
1.4	Reserved	2
1.5	Reserved	2
1.6	Registered Office and Agent	2
1.7	Fiscal Year	2
1.8	Uncertificated Interests	2
1.9	Certain Tax Matters	3

ARTICLE 2 Capital Contributions		3
2.1	Capital Contributions to the Partnership	3
2.2	No Return of Capital Contributions	3
2.3	No Interest	4

ARTICLE 3 Rights and Obligations of Partners		4
3.1	Management of Partnership	4
3.2	Reserved	4
3.3	Officers	4
3.4	Reserved	4
3.5	Liability of Partners	4
3.6	Other Activities of Partners	4

ARTICLE 4 Exculpation and Indemnity		5
4.1	Exculpation	5
4.2	Indemnity	5
4.3	Survival	5

ARTICLE 5 Distributions and Allocations		6
5.1	Distributions	6
5.2	Tax Allocations	6

ARTICLE 6 Admissions, Registration, Transfers and Withdrawals		6
6.1	Admission of New Partners	6
6.2	Registration and Transfers of Partnership Interests	7
6.3	Substituted Partners	7
6.4	Reserved	7
6.5	Consent	7

ARTICLE 7 General Accounting Provisions and Reports		8
7.1	Books of Account; Tax Returns	8
7.2	Place Kept; Inspection	8
7.3	Tax Matters Partner	8

ARTICLE 8 Amendments and Waivers		8
8.1	With or Without Limited Partner Consent	8
8.2	Limitations on Amendments	9

ARTICLE 9 Dissolution and Termination		9
9.1	Dissolution	9
9.2	Accounting on Dissolution	10
9.3	Termination	10
9.4	No Negative Capital Account Obligation	10
9.5	No Other Cause of Dissolution	10
9.6	Merger	10

ARTICLE 10 Miscellaneous		11
10.1	Waiver of Partition	11
10.2	Entire Agreement	11
10.3	Severability	11
10.4	Notices	11
10.5	Governing Laws	11
10.6	Successors and Assigns	11
10.7	Counterparts	11
10.8	Headings	12
10.9	Binding Agreement	12
10.10	Rules of Construction; Other Terms	12
10.11	Power of Attorney	12

SCHEDULE A — Definitions

SCHEDULE B — Partner Capital Contributions and Partnership Interests

SCHEDULE C — Officers

ii

MONITRONICS SECURITY LP
SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

This Second Amended and Restated Limited Partnership Agreement (together with the schedules and exhibits attached hereto, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of Monitronics Security LP, a Delaware limited partnership (the “Partnership”), dated and made effective as of March 23, 2012 (the “Effective Date”) is entered into by and between (i) MI Servicer GP, LLC, a Delaware limited liability company, as the sole general partner (the “General Partner”), and (ii) MI Servicer LP, LLC, a Delaware limited liability company, as the sole limited partner (the “Limited Partner” and, together with the General Partner, the “Partners”).  Capitalized terms used herein and not otherwise defined have the meanings set forth on Schedule A hereto.

W I T N E S S E T H:

WHEREAS, the General Partner and the Limited Partner entered into a Limited Partnership Agreement, dated as of January 24, 2007, as amended and restated by the Amended and Restated Limited Partnership Agreement, dated as of August 8, 2007 (the “Existing Agreement”) to set forth the Partners’ rights and obligations and other matters with respect to the Partnership;

WHEREAS, Sections 8.1 and 8.2 of the Existing Agreement permit the Existing Agreement to be amended and restated by the Partners subject to the satisfaction of the conditions set forth therein;

WHEREAS, the Partners desire to amend and restate the Existing Agreement pursuant to Sections 8.1 and 8.2 of the Existing Agreement to modify the rights and obligations of the Partners and the Partnership, and give effect to such other terms and provisions as are set forth in this Agreement; and

WHEREAS, the conditions to the amendment and restatement of the Existing Agreement set forth in Sections 8.1 and 8.2 of the Existing Agreement shall be satisfied on or prior to the date hereof.

NOW, THEREFORE, for and in consideration of the premises and the covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree to continue the Partnership as a limited partnership pursuant to and in accordance with the

Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time (the “Act”), and to amend and restate the Existing Agreement in its entirety as follows:

ARTICLE 1

Organization and Activities of Partnership

1.1          Formation of Limited Partnership.  The Partners previously formed the Partnership as a limited partnership pursuant to and in accordance with the provisions of the Act.  The General Partner filed, on behalf of the Partnership, a certificate of limited partnership with the office of the Secretary of State of Delaware on January 12, 2007.  The filing of the certificate of limited partnership in such manner is hereby ratified and confirmed.

1.2          Name.  The name of the Partnership is Monitronics Security LP.  The General Partner may, in its sole discretion, change the name of the Partnership from time to time, and shall give prompt written notice thereof to the Limited Partner.  In any such event, the General Partner shall promptly file in the office of the Secretary of State of Delaware an amendment to the Partnership’s certificate of limited partnership reflecting such change of name.

1.3          Character of Business; Purposes.  The purpose of the Partnership shall be engaging or participating in any lawful acts or activities (as determined by the General Partner) in which limited partnerships organized under the Act may engage or participate and engaging or participating in any and all other activities necessary or incidental to the foregoing.

1.4          Reserved

1.5          Reserved

1.6          Registered Office and Agent.  The name and address of the Partnership’s registered agent and office in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808.  The Partnership’s initial principal place of business shall be 2350 Valley View Lane, Suite 100, Dallas, Texas 75234.  The General Partner may change such registered agent, registered office, or principal place of business from time to time.  The General Partner shall give prompt written notice of any such change to the Limited Partner.  The Partnership may from time to time have such other place or places of business within or without the State of Delaware as may be determined by the General Partner.

1.7          Fiscal Year.  The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each calendar year unless the General Partner otherwise determines.  The General Partner shall give prompt written notice of any change to the Fiscal Year to the Limited Partner.  The Partnership shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

1.8          Uncertificated Interests.  All interests in the Partnership shall be uncertificated.

1.9          Certain Tax Matters.

(a)           The parties intend that the Partnership shall be treated as a partnership for U.S. federal income tax purposes, and for state or local income, franchise or other tax purposes.

(b)           No Person shall have the power to make an election (including an election under Treasury Regulations Section 301.7701-3(c)) to treat the Partnership as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE 2

Capital Contributions

2.1          Capital Contributions to the Partnership.

(a)           The Partners initially contributed capital to the Partnership in the amounts set forth opposite their respective names on Schedule B to this Agreement. A record of any capital contributions in addition to those listed on Schedule B is maintained on the books of account and records of the Partnership. The Partners shall have no obligation to make any capital contribution other than the initial capital contributions specified on Schedule B to this Agreement.

(b)           Subject to Section 2.1(a), after the initial capital contributions referred to in Section 2.1(a) were made, the Partners shall make additional capital contributions to the Partnership pro rata in accordance with their respective Sharing Ratios (as defined in Section 2.1(c)).  Such capital contributions shall be made from time to time if, as and when the General Partner may approve.

(c)           The Partners shall receive distributions from the Partnership made pursuant to this Agreement in accordance with their respective undivided percentage ownership interests in the Partnership referred to herein as the sharing ratios (the “Sharing Ratios”).  The initial Sharing Ratio of each Partner is set forth opposite such Partner’s name on Schedule B to this Agreement.  A record of the Sharing Rations shall be maintained on the books of account and records of the Partnership. The Sharing Ratio means, in respect of each Partner, the ratio that such Partner’s total capital contributions to the Partnership bear to the total capital contributions of all Partners to the Partnership.  In the event any Partner fails to contribute its full pro rata portion of an additional capital contribution pursuant to this Section 2.1(c), the Partners’ Sharing Ratios shall be adjusted as appropriate to reflect such ratio.

2.2          No Return of Capital Contributions.  No Partner is entitled to a withdrawal or return of its capital contributions.  Instead, each Partner shall look solely to distributions from the Partnership for such purpose.

2.3          No Interest.  No Partner shall be entitled to interest on its capital contributions, and any interest actually received by reason of investment of any part of the Partnership’s funds shall be included in the Partnership’s property.

ARTICLE 3

Rights and Obligations of Partners

3.1          Management of Partnership.  The management, control, and direction of the Partnership and its operations, business, and affairs shall be vested exclusively in the General Partner, which shall have the right, power, and authority, acting solely by itself and without the necessity of approval by the Limited Partner or any other Person, to carry out any and all of the purposes of the Partnership and to perform or refrain from performing any and all acts that the General Partner may deem necessary, desirable, appropriate, or incidental thereto. The Limited Partner may not participate in the management, control, or direction of the Partnership’s operations, business, or affairs, transact any business for the Partnership, or have the power to act for or on behalf of or to bind the Partnership, such powers being vested solely and exclusively in the General Partner.

3.2          Reserved

3.3          Officers.  The General Partner may appoint, and remove with or without cause, such officers (each an “Officer”) of the Partnership as the General Partner from time to time may determine, in its sole and absolute discretion.  Any Officer so appointed by the General Partner shall serve in the capacity so appointed until (i) removed with or without cause by the General Partner, (ii) such Officer’s successor shall be duly elected and appointed by the General Partner or (iii) such Officer’s death, disability or resignation and shall have such powers and perform such duties with respect to the management of the Partnership as may be authorized from time to time by the General Partner.  The Officers of the Partnership on the date hereof shall be as set forth on Schedule C hereto.

3.4          Reserved

3.5          Liability of Partners.  The General Partner shall be personally liable for the debts and obligations of the Partnership if (but solely to the extent) required by applicable law; provided, however, that all such debts and obligations shall be paid or discharged first with the property of the Partnership (including insurance proceeds) before the General Partner shall be obligated to pay or discharge any such debt or obligation with its personal assets.  Notwithstanding the preceding sentence, the General Partner shall not be personally liable for any debts or obligations that are nonrecourse or that, under the terms thereof, do not create or impose such liability.  The Limited Partner shall not be personally liable for any of the debts or obligations of the Partnership.

3.6          Other Activities of Partners.  Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of any Partner or any Affiliate thereof to engage in or derive profit or compensation from any activities or investments, nor give any other

Partner any right to participate or share in such activities or investments or any profit or compensation derived therefrom.

ARTICLE 4

Exculpation and Indemnity

4.1          Exculpation.  None of the Limited Partner, the General Partner, any Affiliate of the General Partner, any Officer, agent, employee or advisor of the Partnership, nor any officer, director, manager, member, employee, stockholder, or partner of the General Partner or any of its Affiliates, shall be liable, responsible, or accountable in Damages or otherwise to the Partnership or any Partner by reason of, or arising from or relating to the management and conduct of the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Partnership, except to the extent that any of the foregoing is determined, by a final, nonappealable order of a court of competent jurisdiction, to have been primarily caused by the gross negligence, willful misconduct, or bad faith of the Person claiming exculpation or the willful violations of the express provisions hereof by the Person claiming exculpation.

4.2          Indemnity.  The Partnership shall indemnify the General Partner, each Affiliate of the General Partner, each Officer of the Partnership and each officer, director, stockholder, manager, member, and partner of the General Partner or any of its Affiliates, and if so determined by the General Partner, each employee of the General Partner or any of its Affiliates, against any claim, loss, damage, liability, or expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) suffered or incurred by any such indemnitee by reason of, or arising from or relating to the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Partnership, except to the extent any of the foregoing (a) is determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the gross negligence, willful misconduct, or bad faith of the Person claiming indemnification or (b) is suffered or incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the indemnitee as plaintiff against the Partnership.  Unless a determination has been made (by final, nonappealable order of a court of competent jurisdiction) that indemnification is not required, the Partnership shall, upon the request of any indemnitee, advance or promptly reimburse such indemnitee’s reasonable costs of investigation, litigation, or appeal, including reasonable attorneys’ fees; provided, however, that the affected indemnitee shall, as a condition of such indemnitee’s right to receive such advances and reimbursements, undertake in writing to repay promptly the Partnership for all such advancements or reimbursements if a court of competent jurisdiction determines that such indemnitee is not then entitled to indemnification under this Section 4.2.  No Partner shall be required to contribute capital in respect of any indemnification claim under this Section 4.2 unless otherwise provided in any other written agreement to which such Partner is a party.

4.3          Survival.  The foregoing provisions of this Article IV shall survive the resignation, removal or termination of any indemnitee hereunder or any termination of this Agreement.

ARTICLE 5

Distributions and Allocations

5.1          Distributions.  All cash and other Partnership property shall be distributed at such time or times (if any) as the General Partner determines to the Partners pro rata in accordance with their respective Sharing Ratio.

5.2          Tax Allocations.  Net profits and net losses and all related items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated among the Partners in such a manner as shall cause the capital accounts of the Partners to equal, as nearly as possible, the amounts such Partners would receive if all cash on hand at the end of such year were distributed to the Partners under Section 5.1, and all assets on hand at the end of such year were sold for cash at the book values of such assets, all Partnership liabilities were satisfied to the extent required by their terms, and all remaining cash were distributed to the partners under Section 5.1.

ARTICLE 6

Admissions, Registration, Transfers and Withdrawals

6.1          Admission of New Partners.

(a)           New Partners may be admitted to the Partnership only with the written consent of the General Partner; provided, however, that in no event shall a new Partner be admitted to the Partnership if such admission would, after giving effect to such admission, cause the number of Targeted Holders to exceed ninety (90).  No Partner’s Sharing Ratio or interest in the Partnership shall (as a result of the admission of any new Partner or the increase in any Partner’s Sharing Ratio) be diluted or otherwise reduced unless approved in writing by such diluted Partner.  Substituted Partners shall not be deemed new Partners for purposes of this Section 6.1.

(b)           Notwithstanding Section 6.1(a), (i) any direct or indirect owner of a majority economic interest in the General Partner may acquire (either directly from the Partnership through an additional issuance of such interest by the Partnership or as a contribution from its shareholders), an additional General Partner interest in the Partnership, and (ii) any direct or indirect owner of a majority economic interest in the Limited Partner may acquire (either directly from the Partnership through an additional issuance of such interest by the Partnership or as a contribution from its member) an additional Limited Partner interest in the Partnership, in either case so long as (i) the Person acquiring such interest is, at the time of acquisition of such General Partner interest or Limited Partner interest, as the case may be, contractually obligated under a Transaction Document to contribute such General Partner interest or Limited Partner interest, on the date of receipt thereof, and prior to taking any action with respect thereto, to the General Partner or the Limited Partner, respectively, or to a Person that is so obligated and (ii) the Sharing Ratios between General Partners and Limited Partners, as set forth on Schedule B hereto are maintained.

6.2          Registration and Transfers of Partnership Interests.

(a)           A Partner may sell, assign, pledge, hypothecate or otherwise transfer, in whole or in part, its partnership interest in the Partnership or take or omit to take any action, filing, election, or other action that could result in a deemed sale, assignment, encumbrance, transfer, or other disposition, but only with the prior written consent of the General Partner, except for transfers permitted by Section 6.1(b)   Any pledge of a partnership interest shall be evidenced by an Indorsement (as defined in Section 8-102 of the UCC) thereof by the Partner in favor of the assignee, pledge or transferee.  The General Partner shall not consent to any transfer of any interest in the Partnership that could cause the Partnership to be treated as a corporation for U.S. federal income tax purposes.

(b)           If a Partner (the “Pledgor”) pledges all or a portion of its partnership interest in the Partnership pursuant to this Section 6.2 to another Person (the “Pledgee”), the Pledgee (or any assignee of the Pledgee) shall not be admitted to the Partnership as a Partner unless such Pledgee exercises the rights of a secured creditor in accordance with (i) the relevant documents governing the applicable secured obligations and (ii) applicable law (the exercise of such rights pursuant to clauses (i) and (ii) of this subsection (c), “Foreclosure”).  Following a Foreclosure, such Pledgee or a direct transferee of such Pledgee shall, notwithstanding any provision to the contrary in this Agreement, be admitted as a Partner, succeeding to the partnership interest of the Pledgor, and, immediately following such admission, the Pledgor shall cease to be a Partner of the Partnership.

(c)           The Partnership shall maintain a register in which, subject to such reasonable regulations as it may prescribe, the registration of Partnership interests, and the transfers thereof (including pledges in respect of which the Company has received written notice executed by the Partner granting such pledge) shall be recorded.

6.3          Substituted Partners.  Except as otherwise explicitly provided for in Section 6.1(b) and Section 6.2(b), a transferee of any general or limited partnership interest in the Partnership may become a substituted General Partner or Limited Partner (as the case may be) in place of the transferor only upon the written consent of the General Partner.  The General Partner or its Affiliates shall have the right to be a Limited Partner or to become a substituted Limited Partner.  Unless a transferee of any Partnership interest of a Partner becomes a substituted General Partner or substituted Limited Partner in accordance with the provisions of this Agreement, such transferee shall not be entitled to any of the rights granted to a Partner hereunder other than the right to receive all or part of the share of the income, gains, losses, deductions, expenses, credits, distributions, or returns of capital to which his or its transferor would otherwise be entitled with respect to the Partnership interest so transferred.

6.4          Reserved

6.5          Consent.  Any Partner whose consent is required or permitted pursuant to this Article 6 may give or withhold (whether reasonably or unreasonably) such consent in the sole discretion of such Partner.

ARTICLE 7

General Accounting Provisions and Reports

7.1          Books of Account; Tax Returns.  The General Partner shall prepare and file, or shall cause to be prepared and filed, all United States federal, state, and local income and other tax returns required to be filed by the Partnership and shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Partnership’s operations, business, and affairs as are usually entered into records and books of account that are maintained by Persons engaged in business of like character or are required by the Act.  Except as otherwise expressly provided herein, such books and records shall be maintained in accordance with the basis utilized in preparing the Partnership’s United States federal income tax returns, which returns, if allowed by applicable law, may in the discretion of the General Partner be prepared on either a cash basis or accrual basis.

7.2          Place Kept; Inspection.  The books and records shall be maintained at the principal place of business of the Partnership, and all such books and records shall be available for inspection and copying at the reasonable request, and at the expense, of any Partner during the ordinary business hours of the Partnership.

7.3          Tax Matters Partner.  The General Partner shall be the tax matters partner of the Partnership and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a tax matters partner under Sections 6221 through 6233 of the Code and the regulations promulgated thereunder.

ARTICLE 8

Amendments and Waivers

8.1          With or Without Limited Partner Consent.  Subject to Section 8.2, the General Partner may, whether with or without the consent or vote of the Limited Partner or any other Person, amend or waive any provision of this Agreement.

8.2          Limitations on Amendments. No amendment to or waiver of any provision of this Agreement shall be effective against a given Partner without the consent or vote of such Partner if such amendment or waiver would (a) cause the Partnership to fail to be treated as a limited partnership under the Act or cause the Limited Partner to become liable as a general partner of the Partnership, (b) change Section 2.1 of this Agreement to increase a Partner’s obligations to contribute to the capital of the Partnership, (c) change Section 4.1 or 4.2 of this Agreement to affect adversely any Partner’s rights to exculpation or indemnification, (d) change Section 5.1 or 5.2 of this Agreement to affect adversely the participation of such Partner in the income, gains, losses, deductions, expenses, credits, capital, or distributions of the Partnership (including any amendments to admit one or more new limited partners or General Partners), or (e) change the percentage of Partners necessary for any consent or vote required hereunder to the taking of any action.

ARTICLE 9

Dissolution and Termination

9.1          Dissolution.

(a)           The Partnership shall be dissolved upon the first to occur of any of the following:

(i)            the termination of the legal existence of the last remaining General Partner of the Partnership or the occurrence of any other event which terminates the partnership of the last remaining General Partner of the Partnership unless the business of the Partnership is continued in a manner permitted by this Agreement or the Act;

(ii)           the entry of a decree of judicial dissolution under the Act; or

(iii)          the execution of a written instrument by the General Partner ordering such dissolution.

(b)           Upon the occurrence of any event that causes the last remaining Limited Partner or the last remaining General Partner of the Partnership to cease to be a Partner of the Partnership, to the fullest extent permitted by law, the personal representative of such Partner is hereby authorized and directed to, within 90 days after the occurrence of the event that terminated the partnership of such Partner in the Partnership, agree in writing (i) to continue the Partnership and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Limited Partner or General Partner, as applicable, of the Partnership, effective as of the occurrence of the event that terminated the partnership of the last remaining Partner of the Partnership in the Partnership.

(c)           The events set forth in Section 9.1(a) shall be the only events that shall cause the termination of the legal existence of the Partnership.  Notwithstanding any other provision of this agreement, (i) the occurrence of a bankruptcy, insolvency, receivership, or other similar event or proceeding shall not cause a Partner to cease to be a Partner of the Partnership and, except as provided in Section 9.1(a) of this Agreement, (ii) the withdrawal of any Partner shall not cause a termination of the legal existence of the Partnership; and upon the occurrence of either event set forth in the foregoing clause (i) or, except as provided in Section 24(a), the foregoing clause (ii), the business of the Partnership shall continue without dissolution.

9.2          Accounting on Dissolution.  Following the dissolution of the Partnership pursuant to Section 9.1 of this Agreement, the books of the Partnership shall be closed, and a proper accounting of the Partnership’s assets, liabilities, and operations shall be made by the General Partner, all as of the most recent practicable date.  The General Partner shall serve as the liquidator of the Partnership unless it has been removed or unless it otherwise fails or refuses to serve.  If the General Partner does not serve as the liquidator, one or more other Persons or entities maybe elected to serve by vote or consent of the Limited Partner.  The expenses incurred by the liquidator in connection with the dissolution, liquidation, and termination of the Partnership shall be borne by the Partnership.

9.3          Termination.  As expeditiously as practicable, but in no event later than one year (except as may be necessary to realize upon any material amount of property that may be illiquid), after the dissolution of the Partnership pursuant to Section 9.1, the liquidator shall cause the Partnership to pay the current liabilities of the Partnership and (a) establish a reserve fund (which may be in the form of cash or other property, as the liquidator shall determine) for any and all other liabilities, including contingent liabilities, of the Partnership in a reasonable amount determined by the liquidator to be appropriate for such purposes or (b) otherwise make adequate provision for such other liabilities.  To the extent that cash required for the foregoing purposes is not otherwise available, the liquidator may sell property, if any, of the Partnership for cash.  Thereafter, all remaining cash or other property, if any, of the Partnership shall be distributed to the Partners in accordance with the provisions of Section 5.1.  At the time final distributions are made in accordance with Section 5.1, a certificate of cancellation shall be filed in accordance with the Act, and the legal existence of the Partnership shall terminate, but if at any time thereafter any reserved cash or property is released because in the judgment of the liquidator the need for such reserve has ended, then such cash or property shall be distributed in accordance with Section 5.1.

9.4          No Negative Capital Account Obligation.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Partner who has a negative capital account upon final distribution of all cash and other property of the Partnership be required to restore such negative account to zero.

9.5          No Other Cause of Dissolution.  The Partnership shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article 9.

9.6          Merger.  The Partnership may, with the written consent of the General Partner, adopt a plan of merger and engage in any merger permitted by applicable law.

ARTICLE 10

Miscellaneous

10.1        Waiver of Partition.  Each Partner hereby irrevocably waives any and all rights that he or it may have to maintain an action for partition of any of the Partnership’s property.

10.2        Entire Agreement.  This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

10.3        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.  Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law.  Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

10.4        Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by overnight courier, hand delivered, mailed (first class registered mail or certified mail, postage prepaid), or sent by telex or telecopy if to the Partners, at the addresses or telex or facsimile numbers set forth on Schedule B hereto, and if to the Partnership, at the address of its principal place of business at 2350 Valley View Lane, Suite 100, Dallas, Texas 75234 (Fax (972) 620-5538), or to such other address as the Partnership or any Partner shall have last designated by notice to the Partnership and all other parties hereto in accordance with this Section 10.4.  Notices sent by hand delivery shall be deemed to have been given when received; notices mailed in accordance with the foregoing shall be deemed to have been given three business days following the date so mailed; notices sent by telex or telecopy shall be deemed to have been given when electronically confirmed; and notices sent by overnight courier shall be deemed to have been given on the next business day following the date so sent.

10.5        Governing Laws.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS).

10.6        Successors and Assigns.  Except as otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

10.7        Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means of communication), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.8        Headings.  The section and article headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

10.9        Binding Agreement.  Notwithstanding any other provision of this Agreement, the Partners agree that this Agreement constitutes a legal, valid and binding agreement of the Partners, and is enforceable against the Partners in accordance with its terms.

10.10      Rules of Construction; Other Terms.

(a)           The rules of construction set forth in Section 2 of Schedule A to this Agreement shall apply for all purposes of this Agreement and the schedules and exhibits hereto.

(b)           Whenever any provision of this Agreement requires or permits the General Partner to take or omit to take any action, or make or omit to make any decision, unless the context clearly requires otherwise, such provision shall be interpreted to authorize an action taken or omitted, or a decision made or omitted, by the General Partner acting alone and in good faith.

10.11      Power of Attorney.  By execution of this Agreement, the Limited Partner hereby makes, constitutes, and appoints the General Partner, with full power of substitution and resubstitution in the General Partner (in its sole discretion), as the Limited Partner’s true and lawful attorney in fact (“Attorney”) for and in the Limited Partner’s name, place, and stead and for his use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any or all of the following:

(a)           the Partnership’s certificate of limited partnership or any other agreement, certificate, report, consent, instrument, filing, or writing made by or relating to the Partnership that the Attorney deems necessary, desirable, or appropriate for any lawful purpose, including (i) organizing the Partnership under the Act, (ii) admitting or changing Partners or substitute Partners with respect to the Partnership, (iii) pursuing or effecting any rights or remedies available under this Agreement or otherwise with respect to a defaulting Partner, (iv) qualifying the Partnership to do business in any jurisdiction, and (v) complying with any law, agreement, or obligation applicable to the Partnership;

(b)           any agreement, certificate, report, consent, instrument, filing, or writing made by or relating to the Partnership that the Attorney deems necessary, desirable, or appropriate to effectuate the business purposes of, or the dissolution, termination, or liquidation of, the Partnership pursuant to applicable law or the respective terms of this Agreement; and

(c)           any amendment to or modification or restatement of this Agreement, the Partnership’s certificate of limited partnership, or any other agreement, certificate, report, consent, instrument, filing, or writing of any type described in clause (a) or (b) of this Section 10.10, provided that any amendment of or modification to this Agreement shall first have been adopted in accordance with Article 8 of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this instrument effective as of the Effective Date.

General Partner:

MI SERVICER GP, LLC

By:	/s/ Michael R. Meyers
	Name:	Michael R. Meyers
	Title:	Vice President

Limited Partner:

MI SERVICER LP, LLC

By:	/s/ Michael R. Meyers
	Name:	Michael R. Meyers
	Title:	Vice President

[Second Amended and Restated LP Agreement of Monitronics Security LP]

SCHEDULE A

Definitions

Section 1.              Definitions.  When used in this Agreement, the following terms shall have the following meanings:

“Act” shall have the meaning set forth in the preamble to this Agreement.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Second Amended and Restated Limited Partnership Agreement, together with the schedules and exhibits attached hereto, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Attorney” shall have the meaning set forth in Section 10.11 of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on January 12, 2007, as the same may be amended, supplemented or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” means for any expenses, claims, damages, liabilities and losses (including, without limitation, judgments, interest on judgments, fines, charges, costs, amounts paid in settlement, expenses and attorneys’ fees incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission), whether pending or merely threatened, whether or not such indemnifying or exculpated Person, as applicable, is or may be a party thereto, including interest on any of the foregoing.

“Fiscal Year” has the meaning specified in Section 1.7.

“GAAP” means the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Limited Partner” has the meaning set forth in the preamble to this Agreement.

“Officer” has the meaning set forth in Section 3.3 of this Agreement.

“Opinion of Counsel” means a written opinion of counsel.

“Partner” has the meaning set forth in the preamble to this Agreement.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Person” means any legal person, including any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledgee” has the meaning set forth in Section 6.2(b) of this Agreement.

“Pledgor” has the meaning set forth in Section 6.2(b) of this Agreement.

“Targeted Holder” means each holder of (a) a partnership interest in the Partnership or (b) any other interest in the Partnership with respect to which an Opinion of Counsel has not been rendered that such interest will be treated as debt for federal income tax purposes; provided, that any Person holding more than one right or interest each of which would cause such Person to be a Targeted Holder shall be treated as a single Targeted Holder.”

Section 2.              Rules of Construction.  Unless the context otherwise clearly requires in this Agreement:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (f) any reference to any law shall include all statutory and regulatory rules, regulations and other provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (g) any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; (h) all references in this instrument to designated “Articles,” “Sections,” “subsections,” “clauses” and other subdivisions are to the designated Articles, Sections, subsections, clauses and other subdivisions of this instrument as originally executed, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision;  (i) all accounting terms not otherwise defined herein shall be construed in accordance with generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time; (j) “day” shall mean a calendar day and (k) terms defined in the Uniform Commercial Code

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and not otherwise defined in this Agreement shall have the meanings assigned to such terms under the Uniform Commercial Code of the applicable jurisdiction.

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SCHEDULE B

Partner Capital Contributions and Partnership Interests

Partner and Address	Initial Capital Contributions	Sharing Ratios

General Partner:
MI Servicer GP, LLC.
2350 Valley View Lane, Suite 100
Dallas Texas 75234	$0.50	0.05%

Limited Partner:
MI Servicer LP, LLC
2350 Valley View Lane, Suite 100
Dallas Texas 75234	$999.50	99.95%

Total	$1,000.00	100.00%

SCHEDULE C

Officers

Name	Title
Michael R. Haislip	President
Michael R. Meyers	Vice President, Secretary and Treasurer
Stephen M. Hedrick	Vice President, Assistant Secretary and Assistant Treasurer
Robert N. Sherman	Vice President